EXHIBIT 16.2

September 27, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section headed, “Changes in registrant’s certifying accountant,” included in Amendment No. 3 to the Registration Statement on Form F-1 dated September 27, 2013, of GFI Software S.A. and are in agreement with the statements contained in the first, second, third, and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph contained therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2011 financial statement.

/s/ Bostedt	/s/ Richter
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft

Munich, Germany
27 September 2013